Exhibit 5.1

[MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C. LETTERHEAD]

December 9, 2015

America’s Car-Mart, Inc.

802 Southeast Plaza Ave., Suite 200

Bentonville, Arkansas 72712

Re:	Registration Statement on Form S-8 – America’s Car-Mart Inc. Amended and Restated Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to America’s Car-Mart, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) registering 1,555,250 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, subject to issuance by the Company under the Company’s Amended and Restated Stock Option Plan (the “Plan”).

In so acting we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Articles of Incorporation of the Company, as amended, (c) the Amended and Restated Bylaws of the Company, as amended, (d) the Plan, and (e) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion. We have assumed that (i) the Shares will be issued for consideration consisting of any tangible or intangible benefit to the Company, cash, services performed or a contract for services to be performed, a security of the Company or other property of any kind or nature; (ii) the consideration will not be less than the par value of the Shares; and (iii) the Shares were or will be issued in compliance with applicable federal and state securities laws and in accordance with the Plan.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Texas Business Organizations Code. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion represents the reasoned judgment of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., as to certain matters of law based upon facts presented to us or assumed by us and should not be considered or construed as a guaranty. Our opinion is subject to future changes in law or fact, and we disclaim any obligation to advise you of or update this opinion for any changes of applicable law or facts that may affect matters or opinions set forth herein.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C

MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C